Exhibit 99.1

Seagen Reports Second Quarter 2021 Financial Results

-Record Quarterly Sales for Each of ADCETRIS, PADCEV and TUKYSA; Total Net Product Sales of $347.3 Million in 2Q21, an Increase of 44 Percent Over 2Q20-
-FDA Grants PADCEV Regular Approval and Adds New Indication for Locally Advanced or Metastatic Urothelial Cancer-
-Tisotumab Vedotin BLA Under FDA Priority Review with PDUFA Date of October 10, 2021-
-Conference Call Today at 4:30 p.m. ET-

BOTHELL, Wash. — July 29, 2021 — Seagen Inc. (Nasdaq:SGEN) today reported financial results for the second quarter and six months ended June 30, 2021. The Company also highlighted ADCETRIS® (brentuximab vedotin), PADCEV® (enfortumab vedotin-ejfv) and TUKYSA® (tucatinib) commercial and development accomplishments, as well as progress across its robust oncology pipeline.
“The commercial execution across our three brands continues to be strong, achieving record quarterly net product sales for each of ADCETRIS, PADCEV and TUKYSA, as we bring these important medicines to patients around the world,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seagen. “We are investing in clinical trials to maximize the potential of our three approved drugs, and making strong progress with TUKYSA commercialization in the European Union. Looking ahead to the remainder of 2021, Seagen is poised to add a fourth product, tisotumab vedotin, which has an FDA action date in October 2021 and we expect continued progress across our earlier-stage oncology pipeline with planned clinical data presentations and other development accomplishments.”

PROGRAM HIGHLIGHTS

PADCEV
•Received FDA Regular Approval and Additional Indication for mUC: In July 2021, Seagen and Astellas announced that the U.S. Food and Drug Administration (FDA) granted PADCEV regular approval, in addition to approving a new indication for adult patients with locally advanced or metastatic urothelial cancer (la/mUC) who are ineligible for cisplatin-containing chemotherapy and have previously received one or more prior lines of therapy. Cisplatin-ineligible patients typically have limited treatment options and a poor prognosis.

•Presented Updated Results from Cohort 2 of Pivotal EV-201 Trial: In June 2021, updated results were presented at the 2021 American Society of Clinical Oncology (ASCO) Annual Meeting for the second cohort of the EV-201 trial for patients with la/mUC who received prior treatment with an immunotherapy but had not received a platinum-containing chemotherapy and were ineligible for cisplatin chemotherapy. The data showed that with extended follow-up median duration of response increased to 13.8 months. EV-201 results were also published in The Lancet Oncology and supported expansion of the PADCEV label in July 2021.

•Presented Updated Results from the EV-103 Trial in First-line mUC: In June 2021, updated durability and long-term outcome data were presented at ASCO for the initial cohort of the EV-103 trial combining PADCEV and KEYTRUDA® (pembrolizumab) for first-line treatment of la/mUC. The updated data after a median follow-up of two years showed median duration of response of 25.6 months and a median overall survival of 26.1 months. The long-term analysis demonstrated a safety profile generally consistent with previous findings. The Company is evaluating the combination in a randomized Cohort K of the EV-103 trial, which is expected to complete enrollment by the end of 2021 and potentially support registration under the FDA's accelerated approval pathway.
TUKYSA
•Presented Long-Term Results for HER2CLIMB Trial at ASCO: In June 2021, updated analyses of the pivotal HER2CLIMB trial evaluating the addition of TUKYSA to trastuzumab and capecitabine in patients with HER2-positive metastatic breast cancer with and without brain metastases were presented at ASCO. The data confirmed the overall survival benefit of TUKYSA originally observed with median overall survival for the TUKYSA arm extending to two years. The survival benefit was maintained across all prespecified patient subgroups. The safety profile was generally consistent with the primary analysis.
ADCETRIS
•Published 5-year Follow-up Results for ECHELON-1: In June 2021, five-year follow-up results from the ECHELON-1 phase 3 clinical trial were published in Lancet Haematology. Data showed treatment with ADCETRIS in combination with AVD (Adriamycin [doxorubicin], vinblastine and dacarbazine) resulted in superior long-term outcomes when compared to ABVD, which includes bleomycin, in frontline advanced Hodgkin lymphoma.
Tisotumab Vedotin
•Tisotumab Vedotin BLA Accepted for Priority Review: In April 2021, FDA accepted for Priority Review the tisotumab vedotin BLA for the treatment of patients with recurrent or metastatic cervical cancer with disease progression on or after chemotherapy. The target FDA action date is October 10, 2021. The submission is based on the results of the innovaTV 204 pivotal phase 2 trial, which were published in The Lancet Oncology in April 2021.
For additional information on Seagen’s pipeline, visit www.seagen.com/science/pipeline.

SECOND QUARTER AND SIX-MONTHS 2021 FINANCIAL RESULTS
Revenues: Total revenues for the second quarter and six months ended June 30, 2021 increased to $388.5 million and $720.5 million, respectively, compared to $278.0 million and $512.5 million for the same periods in 2020. Growth over 2020 was primarily driven by higher sales of PADCEV and the addition of TUKYSA to the Company's commercial portfolio. Revenues are composed of the following three components:
•Net Product Sales:

	Three months ended June 30,			Six months ended June 30,
(dollars in millions)	2021	2020	% Change	2021	2020	% Change
Total Net Product Sales	$347.3	$240.5	44%	$649.9	$439.0	48%
ADCETRIS	181.9	167.5	9%	344.5	331.6	4%
PADCEV	82.4	57.2	44%	152.2	91.6	66%
TUKYSA	83.0	15.8	427%	153.3	15.8	873%
Note: Sum of product sales may not equal total net product sales due to rounding.

•Royalty Revenues: Royalty revenues for the second quarter and year-to-date in 2021 were $36.3 million and $63.5 million, respectively, compared to $31.2 million and $51.6 million for the same periods in 2020. Royalty revenues are primarily driven by sales of ADCETRIS outside the U.S. and Canada by Takeda and, to a lesser extent, royalties from sales of Polivy® (polatuzumab vedotin) by Roche and Blenrep® (belantamab mafodotin) by GlaxoSmithKline, which are ADCs that use Seagen technology.
•Collaboration and License Agreement Revenues: Amounts earned under the Company’s product, development and technology collaborations were $4.8 million and $7.0 million in the second quarter and year-to-date in 2021, respectively, compared to $6.3 million and $21.9 million for the same periods in 2020. Collaboration revenues for the year-to-date in 2020 included a regulatory milestone related to Polivy under the collaboration with Roche.
Cost of Sales: Cost of sales for the second quarter and year-to-date in 2021 were $78.1 million and $142.2 million, respectively, compared to $48.2 million and $77.7 million for the same periods in 2020. The increase was primarily due to the PADCEV gross profit share with Astellas, which was $38.6 million and $71.1 million in the second quarter and year-to-date of 2021, respectively, compared to $27.1 million and $43.5 million for the same periods in 2020. The increase in cost of sales also reflected amortization of acquired in-process technology costs that began with the approval of TUKYSA in April 2020, and third-party royalties owed for ADCETRIS, PADCEV and TUKYSA net product sales, in addition to cost of products sold.
Research and Development (R&D) Expenses: R&D expenses for the second quarter and year-to-date in 2021 were $234.9 million and $465.3 million, respectively, compared to $198.1 million and $393.3 million for the same periods in 2020. The increase in 2021 primarily reflected continued investment in clinical development of the Company's approved drugs and to advance novel programs and technologies.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the second quarter and year-to-date in 2021 were $165.1 million and $325.0 million, respectively, compared to $125.6 million and $247.9 million for the same periods in 2020. The increases in 2021 primarily reflected investments to support European TUKYSA launches and our global expansion efforts.
Non-cash, share-based compensation expense for the first six months of 2021 was $76.0 million, compared to $68.4 million for the same period in 2020.
Net Loss: Net loss for the second quarter of 2021 was $84.6 million, or $0.47 per diluted share, compared to net loss of $21.2 million, or $0.12 per diluted share, for the second quarter of 2020. Net loss for the six months ended June 30, 2021 was $206.0 million, or $1.14 per diluted share, compared to net loss of $189.6 million, or $1.10 per diluted share, for the same period in 2020.
Cash and Investments: As of June 30, 2021, Seagen had $2.5 billion in cash and investments.
2021 FINANCIAL OUTLOOK
Seagen anticipates 2021 revenues, operating expenses and other costs to be in the ranges shown in the table below, unchanged from the Company's previous financial guidance provided on February 11, 2021.

Revenues
ADCETRIS net product sales	$675 million to $700 million
PADCEV net product sales	$310 million to $325 million
TUKYSA net product sales	$300 million to $315 million
Royalty revenues	$125 million to $135 million
Collaboration and license agreement revenues	Less than $20 million
Operating expenses and other costs
Cost of Sales	$270 million to $300 million
R&D expenses	$900 million to $1,000 million
SG&A expenses	$650 million to $725 million
Non-cash expenses[1] (primarily attributable to share-based compensation)	$225 million to $245 million

1.Non-cash expenses include share-based compensation, depreciation and amortization of intangible assets.

Conference Call Details
Seagen management will host a conference call and webcast with supporting slides to discuss its second quarter 2021 and year-to-date financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be simultaneously webcast and available for replay from the Seagen website at www.seagen.com, under the Investors section. Investors may also participate in the conference call by calling 844-763-8274 (domestic) or 412-717-9224 (international). The conference ID is 10157814. Supporting slides are available on the Seagen website at www.seagen.com under the Investors section. A webcast replay will be archived on the Company's website www.seagen.com, under the Investors section.
About Seagen
Seagen Inc. is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. Seagen is headquartered in the Seattle, Washington area, and has locations in California, Canada, Switzerland and the European Union. For more information on our marketed products and robust pipeline, visit www.seagen.com and follow @SeagenGlobal on Twitter.

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the Company’s 2021 outlook, including anticipated 2021 revenues, costs and expenses; the Company’s potential to achieve the noted development and regulatory milestones in 2021 and in future periods; the Company’s pipeline; anticipated activities related to the Company’s planned and ongoing clinical trials; the potential for the Company’s clinical trials to support further development, regulatory submissions and potential marketing approvals in the U.S. and in other countries; the opportunities for, and the therapeutic and commercial potential of ADCETRIS, PADCEV, TUKYSA, tisotumab vedotin and ladiratuzumab vedotin and the Company’s other product candidates and those of its licensees and collaborators; anticipated progress with respect to commercialization of TUKYSA in the European Union; the potential to achieve regulatory approvals for, or to commercialize, tisotumab vedotin; the timeline for completing enrollment in randomized cohort K of the EV-103 trial; the potential for data from the EV-103 trial to support registration under the FDA’s accelerated approval pathway; the Company’s global expansion; potential future milestone payments and royalties under the Company’s collaborations; as well as other statements that are not historical fact. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include without limitation: the risks that the Company’s ADCETRIS, PADCEV and TUKYSA net sales, revenues, expenses, costs, and other financial guidance may not be as expected; risks and uncertainties associated with maintaining or increasing sales of ADCETRIS, PADCEV and TUKYSA due to competition, unexpected adverse events, regulatory action, reimbursement, market adoption by physicians, impacts associated with COVID-19 or other factors; the risk that the Company or its collaborators may be delayed or unsuccessful in planned clinical trial initiations, enrollment in and conduct of clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in the U.S. and in other countries in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, negative or disappointing clinical trial results, unexpected adverse events or regulatory actions and the inherent uncertainty associated with the regulatory approval process; the possibility that the Company may encounter challenges in commercializing its therapeutic agents, including with respect to reimbursement, compliance, operational or other matters; risks relating to the Company’s collaboration agreements and its ability to achieve progress dependent milestones thereunder; and risks related to the duration and severity of the COVID-19 pandemic and resulting global economic, financial and healthcare system disruptions. More information about the risks and uncertainties faced by the Company is contained under the caption “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and the Company’s subsequent periodic reports filed with the Securities and Exchange Commission. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Seagen Contacts:

For Investors
Peggy Pinkston
Senior Vice President, Investor Relations
(425) 527-4160
ppinkston@seagen.com

For Media
David Caouette
Vice President, Corporate Communications
(310) 430-3476
dcaouette@seagen.com

Seagen Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Net product sales	$347,338	$240,465	$649,926	$438,979
Royalty revenues	36,296	31,235	63,514	51,595
Collaboration and license agreement revenues	4,844	6,298	7,020	21,938
Total revenues	388,478	277,998	720,460	512,512
Costs and expenses:
Cost of sales	78,090	48,244	142,225	77,665
Research and development	234,861	198,077	465,286	393,276
Selling, general and administrative	165,130	125,642	324,972	247,891
Total costs and expenses	478,081	371,963	932,483	718,832
Loss from operations	(89,603)	(93,965)	(212,023)	(206,320)
Investment and other income, net	5,027	72,775	6,027	16,728
Net loss	$(84,576)	$(21,190)	$(205,996)	$(189,592)
Net loss per share - basic and diluted	$(0.47)	$(0.12)	$(1.14)	$(1.10)
Shares used in computation of per share amounts - basic and diluted	181,628	173,406	181,390	172,878

Seagen Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2021	December 31, 2020
Assets
Cash, cash equivalents and investments	$2,451,612	$2,660,250
Other assets	1,500,546	1,340,656
Total assets	$3,952,158	$4,000,906
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$433,834	$388,138
Long-term liabilities	127,050	124,668
Stockholders’ equity	3,391,274	3,488,100
Total liabilities and stockholders’ equity	$3,952,158	$4,000,906